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Exhibit 5.1

July 23, 2002

F.A.O., Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406

        Re: F.A.O., Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by F.A.O., Inc., a California corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 5,000,000 shares (the "Shares") of Common Stock, without par value, of the Company, we as counsel for the Company have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized, legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ FULBRIGHT & JAWORSKI L.L.P.

                      Fulbright & Jaworski L.L.P.

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  Exhibit 5.1